AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                WEETAMOE BANCORP

                                       AND

                                 FAIRBANK, INC.

                            DATED AS OF APRIL 5, 1996


                                TABLE OF CONTENTS


ARTICLE I - THE MERGER                                                           1
    1.01    The Merger                                                           1
    1.02    Effective Time                                                       2
    1.03    Effects of the Merger                                                2
    1.04    Conversion of Fairbank Common Stock                                  2
    1.05    Dissenters' Rights                                                   3
    1.06    Other Matters                                                        3

ARTICLE II - EXCHANGE OF SHARES                                                  3
    2.01    The Company or Bank to Make Merger Consideration Available           3
    2.02    Payment for Shares                                                   4

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF FAIRBANK                         5
    3.01    Corporate Organization                                               5
    3.02    Capitalization                                                       6
    3.03    Authority; No Violation                                              7
    3.04    Consents and Approvals                                               8
    3.05    Financial Statements                                                 8
    3.06    Absence of Undisclosed Liabilities                                   9
    3.07    Absence of Certain Changes or Events                                 9
    3.08    Loan Portfolio                                                      11
    3.09    Investments                                                         11
    3.10    Title to Properties                                                 12
    3.11    Leases                                                              12
    3.12    Legal Proceedings                                                   13
    3.13    Compliance with Applicable Laws                                     13
    3.14    Taxes                                                               13
    3.15    Employee Benefit and Other Plans                                    14
    3.16    Contracts and Commitments; No Defaults                              15
    3.17    Environmental Matters                                               16
    3.18    Fairbank Information                                                17
    3.19    Insurance                                                           17
    3.20    Broker's Fees                                                       17
    3.21    Agreements with Regulatory Agencies                                 17

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY                      18
    4.01    Corporate Organization                                              18
    4.02    Capitalization.                                                     18
    4.03    Authority; No Violation                                             19
    4.04    Consents and Approvals                                              20
    4.05    Financial Statements                                                20
    4.06    Broker's Fees                                                       21
    4.07    Absence of Certain Changes or Events                                21
    4.08    Legal Proceedings                                                   21
    4.09    Company Information                                                 22
    4.10    Compliance With Applicable Law                                      22
    4.11    Agreements with Regulatory Agencies                                 22
    4.12    Regulatory Approvals                                                22

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS                           22
    5.01    Covenants of Fairbank                                               22
    5.02    Covenants of the Company                                            25

ARTICLE VI - ADDITIONAL AGREEMENTS                                              26
    6.01    Regulatory Matters.                                                 26
    6.02    Access to Information                                               27
    6.03    Shareholder Approval                                                28
    6.04    Legal Conditions to Merger                                          28
    6.05    Fairbank and Target Employees                                       28
    6.06    Additional Agreements                                               29
    6.07    Disclosure Supplements                                              29
    6.08    Current Information                                                 29
    6.09    Environmental Assessment                                            30
    6.10    Public Announcements                                                30
    6.11    Execution and Authorization of Bank Merger Agreement                30

ARTICLE VII - CONDITIONS PRECEDENT                                              31
    7.01    Conditions to Each Party's Obligations Under This Agreement         31
    7.02    Conditions to the Obligations of the Company Under This Agreement   31
    7.03    Conditions to the Obligations of Fairbank Under This Agreement      33

ARTICLE VIII - CLOSING                                                          34
    8.01    Time and Place                                                      34
    8.02    Deliveries at the Closing                                           34

ARTICLE IX - TERMINATION AND AMENDMENT                                          34
    9.01    Termination                                                         34
    9.02    Effect of Termination                                               36
    9.03    Amendment                                                           36
    9.04    Extension; Waiver                                                   36

ARTICLE X - MISCELLANEOUS                                                       37
   10.01    Expenses                                                            37
   10.02    "Unauthorized Action;" Liquidated Damages Under Certain
             Circumstances                                                      37
   10.03    Non-Survival of Representations and Warranties                      37
   10.04    Notification of Certain Matters                                     38
   10.05    Notices                                                             38
   10.06    Parties in Interest                                                 39
   10.07    Complete Agreement                                                  39
   10.08    Counterparts                                                        40
   10.09    Governing Law                                                       40
   10.10    Headings                                                            40

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of April 5, 1996, by and between Weetamoe Bancorp, a Massachusetts corporation (the "Company") and Fairbank, Inc., a Massachusetts corporation ("Fairbank").

         WHEREAS, the Boards of Directors of the Company and Fairbank have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which New Sub, as defined in Section 1.01 of this Agreement, will, subject to the terms and conditions set forth herein, merge with and into Fairbank (the "Merger"); and

         WHEREAS, subject to the provisions of Section 6.11 of this Agreement, as soon as practicable after the execution and delivery of this Agreement, Slade's Ferry Bank, a Massachusetts chartered trust company and a wholly-owned subsidiary of the Company (the "Bank," and sometimes referred to herein as the "Resulting Bank"), and National Bank of Fairhaven, a national bank and a wholly-owned subsidiary of Fairbank ("Target"), will enter into a Bank Agreement and Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Bank Merger") of Target with and into the Bank, and it is intended that the Bank Merger be consummated immediately following the consummation of the Merger;

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW,   THEREFORE,   in   consideration   of   the   mutual   covenants,
representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

      1.01 The Merger. Subject to the terms and conditions of this Agreement, in accordance with Chapter 156B of the Massachusetts General Laws (the "M.G.L."), at the Effective Time (as defined in Section 1.02 hereof), the Company shall acquire all of the outstanding capital stock of Fairbank in a transaction whereby SFB New Sub, Inc., a corporation to be organized by the Bank under the laws of the Commonwealth of Massachusetts as a wholly-owned subsidiary of the Bank ("New Sub") shall merge with and into Fairbank (the "Merger"). Fairbank shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Massachusetts. Upon consummation of the Merger, the separate corporate existence of New Sub shall terminate. Each outstanding share of stock of New Sub immediately prior to the Effective Time shall be converted into one share of stock of the Surviving Corporation at the Effective Time and shall remain outstanding after the Effective Time. Each outstanding share of stock of Fairbank immediately prior to the Effective Time shall be converted into the right to receive payment in the Merger as provided in Section
1.04 below. The name of the Surviving Corporation shall become "SFB New Sub, Inc." at the Effective Time. The Company or the Bank may dissolve New Sub following the Effective Time of the Merger.

      1.02 Effective Time. The Merger shall become effective as set forth in the certificate of merger which shall be filed with the Secretary of State of the Commonwealth of Massachusetts (the "Massachusetts Certificate of Merger" and the "Massachusetts Secretary") on the Closing Date (as defined in Section 8.01 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Massachusetts Certificate of Merger.

      1.03 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Chapter 156B, Section 80 of the M.G.L.

      1.04 Conversion of Fairbank Common Stock.

            (a) At the Effective Time, each share of the common stock, no par value, of Fairbank ("Fairbank Common Stock") issued and outstanding immediately prior to the Effective Time (except for (i) shares held by Fairbank as treasury shares, (ii) shares owned by any direct or indirect subsidiary of Fairbank other than such shares held as security for an obligation to Fairbank or such subsidiary and as to which Fairbank or such subsidiary has an immediate right of sale, (iii) shares held by the Company or the Bank other than in a fiduciary or trust capacity for the benefit of third parties, and (iv) shares as to which dissenters' rights have been perfected) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for $193.31 in cash ("Per Share Merger Consideration") to be paid by the Company or the Bank as hereinafter provided.

            (b) At the  Effective  Time,  all of the shares of  Fairbank  Common
      Stock converted into cash pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Fairbank Common Stock shall thereafter represent the right to receive the Per Share Merger Consideration into which the share of Fairbank Common Stock represented by such Certificate has been converted pursuant to this Section 1.04. Certificates previously representing shares of Fairbank Common Stock shall be exchanged for the Per Share Merger Consideration upon the surrender of such Certificates in accordance with
      Section 2.02 hereof, without any interest thereon.

            (c) At the Effective Time, (i) all shares of Fairbank Common Stock that are owned by Fairbank as treasury shares, (ii) all shares of Fairbank Common Stock that are owned directly or indirectly by any subsidiary of Fairbank, and (iii) shares of Fairbank Common Stock held by the Company or the Bank other than in a fiduciary or trust capacity for the benefit of third parties shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

      1.05 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Fairbank Common Stock which are issued and outstanding immediately prior to the Effective Time and which are owned by shareholders who, pursuant to applicable law, (a) file with Fairbank, before the taking of the vote of Fairbank's shareholders on the Merger, written objection to the Merger stating an intention to demand payment for their shares, if the Merger is effected, and (b) whose shares are not voted in favor of the Merger (the "Dissenting Shares"), shall not be converted into Per Share Merger Consideration as provided in Section 1.04, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable law, but shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Chapter 156B of the M.G.L. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, Fairbank Common Stock of such holder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, Per Share Merger Consideration determined pursuant to Section 1.04 hereof.

      1.06 Other Matters. At and after the Effective Time: (i) the Surviving Corporation's main office shall be located in Somerset, Massachusetts, (ii) the Directors and officers of New Sub holding office immediately prior to the Effective Time shall be the Surviving Corporation's Directors and officers,
(iii) the Certificate of Incorporation and Bylaws of New Sub existing immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, (iv) the capital stock of the Surviving Corporation at the Effective Time shall be as provided in the Certificate of Incorporation of New Sub, and (v) the minimum and maximum number of Directors of the Surviving Corporation shall be as set forth in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II
                               EXCHANGE OF SHARES

      2.01 The Company or Bank to Make Merger Consideration Available. At the Effective Time, the Company shall deposit, or shall cause the Bank to deposit, with a bank or trust company selected by the Company (and reasonably acceptable to Fairbank) (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, cash sufficient to pay the merger consideration provided for in Section 1.04 (the "Merger Consideration") (such cash being hereinafter referred to as the "Exchange Fund") to be paid pursuant to Section 1.04 in exchange for outstanding shares of Fairbank Common Stock. The Exchange Fund shall be invested by the Exchange Agent, as directed by the Company or the Bank in writing, (i) solely in U.S. Treasury obligations, or (ii) a mutual fund or similar investment pool which invests its assets substantially in U.S. Treasury obligations, or which invests its assets in repurchase agreements which are collateralized or secured by U.S. Treasury obligations, and any net earnings with respect thereto shall be paid to the Company or the Bank as and when requested by the Company or the Bank. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Fairbank Common Stock shall be entitled under this Agreement, the Company shall be liable for the payment thereof.

      2.02 Payment for Shares.

            (a) As soon as practicable after the Effective Time, and in no event later than three business days  thereafter,  the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration into which the shares of Fairbank Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor a check representing the amount of cash to which such holder of Fairbank Common Stock shall have become entitled pursuant to the provisions of Article I hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable hereunder or on unpaid dividends and distributions, if any, payable to holders of Certificates.

            (b) At the Effective Time and until so surrendered and exchanged, each such Certificate shall represent solely the right to receive Per Share Merger Consideration as provided for in this Agreement. If Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing shares of Fairbank Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

            (c) After the Effective Time, there shall be no transfers on the stock transfer books of Fairbank of the shares of Fairbank Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for Merger Consideration as provided in this Article II.

            (d) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Fairbank for 12 months after the Effective Time shall be paid to the Company or the Bank (depending on which made the original deposit). Any shareholders of Fairbank who have not theretofore complied with this Article II shall thereafter look only to the Company or the Bank for payment of Per Share Merger Consideration deliverable in respect of each share of Fairbank Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Company, the Bank, Fairbank, the Exchange Agent or any other person shall be liable to any former holder of shares of Fairbank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such amount as the Company may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF FAIRBANK

      Fairbank hereby represents and warrants to the Company as follows:

      3.01 Corporate Organization.

            (a) Fairbank is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Fairbank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Fairbank is duly registered as a bank holding company under the Bank Holding Company Act (the "BHC Act"). The copies of Fairbank's Certificate of Incorporation and Bylaws, each certified by its Secretary, which are being delivered to the Company herewith, are complete and correct copies of such documents as in effect as of the date of this Agreement. Except as listed on the attached
      Schedule 3.01(a), Fairbank does not have any direct or indirect wholly-owned subsidiaries or capital stock or other equity ownership interest in any corporation, partnership or other entity which totals 5% or more of such entity's total equity. As used in this Agreement, the word "Subsidiary," when used in respect to any party, means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial statement purposes.

            (b) Target is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Target has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Target has all necessary federal, state and local banking authorization to own or lease its properties and assets and to carry on its business as it is being conducted. The accounts of depositors of Target are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC") in accordance with law and with the regulations of the FDIC and all premiums and assessments required in connection therewith have been paid. The copies of Target's Certificate of Incorporation and Bylaws, each certified by its Secretary as of the date of this Agreement, which are being delivered to the Company herewith, are complete and correct copies in effect as of the date of this Agreement.

            (c) As of the date of this Agreement, to the best knowledge and belief of the Boards of Directors of Fairbank and Target, the minute books of Fairbank and Target, respectively, contain complete and accurate records of all meetings through March 15, 1996, and other corporate actions of their respective shareholders and Board of Directors (including committees of their respective Board of Directors).

      3.02 Capitalization.

            (a) The authorized capital stock of Fairbank consists of 70,000 shares of Fairbank Common Stock and 100 shares of preferred stock, no par value ("Preferred Stock"). As of the date of this Agreement, there were 44,275 shares of Fairbank Common Stock issued and outstanding and no shares reserved for issuance upon exercise of stock options. At the date of this Agreement, 10 shares of Preferred Stock are outstanding, each of which shares of Preferred Stock shall be repurchased by Fairbank at the Closing for $100 per share. All issued and outstanding shares of Fairbank Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Fairbank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Fairbank capital stock or any security representing the right to purchase or otherwise receive any capital stock of Fairbank. None of the shares of capital stock of Fairbank has been issued in violation of the preemptive rights of any person.

            (b) The authorized capital stock of Target consists of 100,000 shares of common stock, $8.00 par value ("Target Common Stock"), and no shares of preferred stock. As of the date of this Agreement, there were 72,500 shares of Target Common Stock issued and outstanding, all of which are owned by Fairbank, and no shares held in Target's treasury or reserved for issuance. All issued and outstanding shares of Target Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

      3.03 Authority; No Violation.

            (a) Fairbank has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Fairbank and the consummation by Fairbank of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of Fairbank. The Board of Directors of Fairbank has directed that this Agreement and the transactions contemplated hereby be submitted to Fairbank's shareholders for consideration at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of Fairbank's shareholders, no other corporate proceedings on the part of Fairbank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fairbank and (assuming adoption of the Agreement by the requisite vote of Fairbank's shareholders, due authorization, execution and delivery by the Company, and receipt of necessary regulatory approvals) constitutes a valid and binding obligation of Fairbank, enforceable against Fairbank in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (b) Neither the execution and delivery of this Agreement by Fairbank, nor the consummation by Fairbank of the transactions contemplated hereby, nor compliance by Fairbank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Fairbank or (ii) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Fairbank or any of its Subsidiaries, or (y) except as set forth in Schedule 3.03(b), violate, result in a breach of any provision of, constitute a default under, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Fairbank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fairbank is a party, or by which it or any of its properties or assets may be bound or affected.

            (c)  Target  has all  necessary  corporate  power and  authority  to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. Upon the due and valid approval of the Bank Merger Agreement by the Board of Directors of Target and by Fairbank as the sole shareholder of Target, no other corporate proceedings on the part of Target will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Target, will be duly and validly executed and delivered by Target and will (assuming due authorization, execution and delivery by the Bank) constitute a valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (d) Neither the execution and delivery of the Bank Merger Agreement by Target, nor the consummation by Target of the transactions contemplated thereby, nor compliance by Target with any of the terms or provisions thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Target or (ii) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Target or any of its Subsidiaries, or (y) except as set forth in Schedule 3.03(d), violate, result in a breach of any provision of, constitute a default under, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Target under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Target is a party, or by which it or any of its properties or assets may be bound or affected.

      3.04 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "FRB") under the BHC Act and the Federal Reserve Act (the "FRA") and approval of such applications and notices, (ii) the filing of applications and notices, as applicable, with the Office of the Comptroller of the Currency (the "OCC") under the National Bank Act and approval of such applications and notices, (iii) the filing of applications and notices, as applicable, with the FDIC under the Bank Merger Act and approval of such applications and notices,
(iv) the filing of applications with the Commissioner of Banks of the Commonwealth of Massachusetts (the "Commissioner") under Chapter 172, Section 36 of the M.G.L. and the Board of Bank Incorporation of the Commonwealth of Massachusetts (the "Board") under Chapter 167A, Sections 2 and 4 of the M.G.L. and approvals of such applications, (v) the approval of this Agreement by the requisite vote of the shareholders of Fairbank, (vi) the filing of the Massachusetts Certificate of Merger with the Massachusetts Secretary, (vii) filings and approvals required by the Bank Merger Agreement, and (viii) such filings, authorizations or approvals as may be set forth in Schedule 3.04, no consents or approvals of or filings or registrations with any governmental entity or with any third party are necessary in connection with (a) the execution and delivery by Fairbank of this Agreement and the consummation by Fairbank of the Merger and the other transactions contemplated hereby, and (b) the execution and delivery by Target of the Bank Merger Agreement and the consummation by Target of the Bank Merger and the other transactions contemplated thereby.

      3.05 Financial Statements. Fairbank has previously delivered to the Company copies of the consolidated balance sheets of Fairbank and its Subsidiaries as of December 31 for each of the three fiscal years 1993, 1994 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive (the "Financial Statements"). The Financial Statements (including the related notes where applicable) are true and complete and fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Fairbank and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of the Financial Statements (including the related notes, where applicable) complies in all material respects with the applicable accounting requirements, and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Fairbank have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only valid transactions.

      3.06 Absence of Undisclosed Liabilities. Except for the transactions contemplated by this Agreement and as set forth in Schedule 3.06, neither Fairbank nor any Subsidiary has incurred any liability (contingent or otherwise) that is material to Fairbank or such Subsidiary or that, when combined with all similar liabilities, would be material to Fairbank or such Subsidiary, except as disclosed in the notes to Fairbank's December 31, 1995 consolidated balance sheet.

      3.07 Absence of Certain Changes or Events.

            (a) Except as set forth in Schedule 3.07(a) or elsewhere in the Schedules delivered by Fairbank, since December 31, 1995, there has not been:

                  (1) any material  adverse change in the business,  operations, properties, assets or financial condition of Fairbank or any Subsidiary and no fact or condition exists which Fairbank believes will cause such a material adverse change in the future;

                  (2) any loss  (for  purposes  of this  subsection  3.07(a)(2),
            "loss" shall not mean a loan loss), damage, destruction or other casualty materially and adversely affecting any of the significant properties, assets or business of Fairbank or any Subsidiary (whether or not covered by insurance);

                  (3) any  increase in the  compensation  payable by Fairbank or any Subsidiary to any of its employees whose total compensation after such increase was in excess of $30,000 per annum, or to any of its Directors, officers, agents, consultants, or any bonus, service award or other like benefit granted, made or accrued to the credit of any such Director, officer, agent, consultant or employee, or any welfare, pension, retirement, severance or similar payment or arrangement made or agreed to by Fairbank or any Subsidiary for the benefit of any such Director, officer, agent, consultant or employee, except for those granted in the ordinary course of business and consistent with past practice;

                  (4) any  change in any  method  of  accounting  or  accounting practice of Fairbank or any Subsidiary;

                  (5) any  rescheduling  or having a moratorium on payments,  or writing off as uncollectible of any individual loan of Fairbank or any Subsidiary in excess of $25,000, or loans in the aggregate in excess of $100,000; or

                  (6) any  agreement  or  understanding,  whether  in writing or otherwise, of Fairbank or any Subsidiary to do any of the foregoing.

            (b) Except as set forth in Schedule 3.07(b), since December 31, 1995, neither Fairbank nor any Subsidiary has:

                  (1) issued or sold any promissory notes, stock, bonds or other corporate securities of which it is the issuer;

                  (2) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock;

                  (3) split,  combined or reclassified any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other securities;

                  (4) sold, assigned, encumbered or transferred any of its assets (real, personal or mixed, tangible or intangible), cancelled any debts or claims or waived any rights of substantial value, except, in each case, in the ordinary course of business;

                  (5)  entered  into  or  amended  any   collective   bargaining
            agreement or suffered any material strike, work stoppage, slow down, or other labor disturbance;

                  (6) amended its Certificate of Incorporation or Bylaws, or any provision thereof, or proposed any such amendment;

                  (7)  borrowed  or agreed to borrow any funds or  incurred,  or become subject to, any obligation or liability (absolute or contingent), except for borrowings from the Federal Reserve Bank of Boston or other borrowings in the ordinary course of business;

                  (8) waived any rights of value which in the aggregate are material considering the business of Fairbank and its Subsidiaries taken as a whole;

                  (9) made any material investment or commitment therefor in any person, corporation, association, partnership, joint venture or other entity;

                  (10) permitted the occurrence of any change or event within its control which would render any of its representations and warranties contained herein untrue in any material respect at and as of the Effective Time;

                  (11) incurred any liability  that has had, or to the knowledge of Fairbank or any Subsidiary, any liability that could reasonably be expected to have, a material adverse effect on Fairbank or any Subsidiary, or their business or operations taken as a whole; or

                  (12) entered into any other transaction other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement.

      3.08 Loan Portfolio. Except as set forth in Schedule 3.08, all evidences of indebtedness reflected as assets of Fairbank and its Subsidiaries in Fairbank's 1995 Financial Statements are in all respects binding obligations of the respective primary obligors named therein and no material amount thereof is subject to any defenses known to Fairbank or any Subsidiary which may be asserted against Fairbank or any Subsidiary. Except as set forth on Schedule 3.08, Fairbank has delivered to the Company a true and complete list and brief description of all real property (other than personal residences) in which Fairbank or any Subsidiary has an interest as creditor or mortgagee securing an amount or amounts greater than $250,000 to one borrower, or a series of related borrowers. Except as set forth in such list, there are no outstanding loans held by Fairbank or any Subsidiary with an unpaid balance of $50,000 or more in which a default has occurred and is continuing. For the purposes hereof, "default" shall include but not be limited to a failure of an obligor to make any payments with respect to any loans for 60 days or more past the due date for such payment. Schedule 3.08 sets forth (i) all of the loans in the original principal amount in excess of $100,000 of Fairbank or any Subsidiary that as of the date of this Agreement are classified by Fairbank or such Subsidiary or any bank regulatory examiner as "Special Mention," "Substandard," "Doubtful," "Loss" or "Classified," together with the aggregate principal amount of and accrued and unpaid interest on such loans by category. To the best of its knowledge, the amount established by Fairbank and its Subsidiaries as a reserve for loan losses on the date hereof is sufficient in all material respects to cover losses in the loan portfolio as it now exists.

      3.09 Investments.

            (a) Except as set forth in Schedule 3.09, Fairbank has no Subsidiaries and no equity interest or other investment, direct or indirect, in any corporation, partnership, joint venture or other entity other than interests that have been pledged to Fairbank or a Subsidiary as collateral for loans or obligations made by Fairbank or a Subsidiary in the ordinary course of its lending business. To the extent any such interest has been foreclosed or otherwise thereafter become owned by Fairbank or a Subsidiary, no filing with any regulatory authority is necessary.

            (b) Except as disclosed in the notes to Fairbank's December 31, 1995 consolidated balance sheet or on Schedule 3.09 and except for pledges to secure public funds or for other purposes required by law, none of the investments reflected under the heading "Investment Securities" in Fairbank's 1995 Balance Sheet which are owned by Fairbank or a Subsidiary at the Effective Time and none of the investments made by Fairbank or a Subsidiary since December 31, 1995 are subject to any investment or other restriction, whether contractual or statutory, which materially impairs the ability of the holder freely to dispose thereof in the open market at any time.

      3.10 Title to Properties. Except as set forth in Schedule 3.10, Fairbank and its Subsidiaries have good, valid and marketable title to, (a) all their respective owned real properties, and (b) all other properties and assets reflected in the 1995 Balance Sheet or acquired since December 31, 1995, other than any of such properties or assets which have been sold or otherwise disposed of since December 31, 1995 in the ordinary course of business and consistent with past practice. Except as set forth in Schedule 3.10, all of such properties and assets are free and clear of title defects and obligations, mortgages, pledges, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including, without limitation, leases, options to purchase, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not, in the case of owned real property, subject to any easements, building use restrictions, exceptions, reservations or limitations of any nature whatsoever except those having no material adverse effect upon the operations of Fairbank or any Subsidiary or which would involve no material expense to correct or remove. All personal property material to the business, operations or financial condition of Fairbank or any Subsidiary, and all buildings, structures and fixtures used by Fairbank or any Subsidiary in the conduct of their respective business, are, to the best knowledge of Fairbank, in good operating condition and have been properly maintained. Except as set forth in Schedule 3.10, neither Fairbank nor any Subsidiary has received any notification of any violation (which has not been cured) of any building, zoning or other law, ordinance or regulation in respect of such property or structures or the use thereof by Fairbank or any Subsidiary.

      3.11 Leases. Except as listed in Schedule 3.11, Fairbank has delivered to the Company an accurate and complete list of all leases pursuant to which Fairbank or any Subsidiary, as lessee, leases real or personal property, including, without limitation, all leases of computer or computer services and all arrangements for time-sharing or other data processing services, describing for each lease the financial obligations of Fairbank or any Subsidiary under such lease, its expiration date and renewal terms. Except as set forth in
Schedule 3.11, (a) all such leases are valid and binding and are enforceable in accordance with their terms, and (b) to the best knowledge of Fairbank, there exists on the part of Fairbank or any Subsidiary no event of default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event or condition would become a default under any such lease.

      3.12 Legal Proceedings. Except as set forth in the attached Schedule 3.12, neither Fairbank nor any Subsidiary is a party to any, and there are no, pending or, to the best knowledge of Fairbank and its Subsidiaries, threatened legal, administrative, arbitration or other proceedings, claims, actions, suits or governmental investigations against, or of a nature that may result in a material monetary claim or charge against, Fairbank, any Subsidiary, or any of the current officers or Directors of any of them, or challenging the validity or propriety of the transactions contemplated in this Agreement; and there is not known to Fairbank any reasonable basis for any such proceedings, claim, action or governmental investigation. Without limiting the generality of the foregoing,
Schedule 3.12 includes a complete list and summary description of all pending or threatened litigation involving any claim against Target, whether directly or by counterclaim, involving a "lender liability" cause of action. Neither Fairbank nor any Subsidiary is a party to any order, judgment or decree which will, or might reasonably be expected to, affect its business, operations, properties, assets, financial condition, prospects or results of operations or its ability to acquire any property or conduct business in any area in which it presently does business. Set forth in Schedule 3.12 hereto is also a listing of any and all class actions or shareholders' actions pending or, to the best knowledge of Fairbank, threatened against Fairbank, any of its Subsidiaries, or any of the officers or Directors of Fairbank or any of its Subsidiaries, regardless of the amount in controversy.

      3.13 Compliance with Applicable Laws. Fairbank and each of its Subsidiaries holds, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of the businesses of Fairbank and its Subsidiaries. Except as previously disclosed to the Company as set forth in Schedule 3.13, Fairbank and its Subsidiaries have complied in all materials respects with and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy and guideline of any federal, state or local governmental authority relating to it, and which may materially affect the business, operations or financial condition of Fairbank or any Subsidiary, and have not received notice of violation of, and do not know of any violations of, any of the above. No suspension or cancellation of any material license, franchise, permit or authorization is threatened.

      3.14 Taxes. Fairbank and its Subsidiaries have properly and accurately completed and duly filed in correct form all federal, state and local information and tax returns required to be filed by them (all such returns being accurate and complete in all respects) and have duly paid or made provisions for the payment of all taxes and other charges which have been incurred or are due or claimed to be due from them by federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls). The amounts set up as reserves for taxes on the 1995 Balance Sheet are, to the best of Fairbank's knowledge, sufficient in the aggregate for the payment of all unpaid federal, state and local taxes, whether or not disputed, accrued or applicable for the period ended December 31, 1995 or for any year or period prior thereto, and for which Fairbank or any Subsidiary may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. To the best of Fairbank's knowledge, there are no pending questions relating to, or claims asserted for, taxes or assessments upon Fairbank or any Subsidiary nor has Fairbank or any Subsidiary been requested to give any waivers extending the statutory period of limitation applicable to any federal, state or local income tax return for any period. Proper and accurate amounts have been withheld by Fairbank and its Subsidiaries from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local laws. Federal, state and local returns, accurate and complete in all material respects, have been filed by Fairbank and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security, property, sales, retirement plan and unemployment taxes; and the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Fairbank in its consolidated financial statements as of December 31, 1995.

      3.15 Employee Benefit and Other Plans. Except as set forth in Schedule 3.15, neither Fairbank nor any Subsidiary maintains nor contributes to any "employee pension benefit plan" or "employee welfare benefit plan," as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to any such plan listed on Schedule 3.15, Fairbank and its Subsidiaries are in compliance with, and such plans comply with, ERISA. In this connection, (i) no "reportable event" has occurred and is continuing with respect to any such plans; (ii) the statements of assets and liabilities of such plans as of the close of the most recent plan year for which financial statements are available, and the statements of changes in fund balance and in financial position, or the statements of changes in net assets available for each plan's benefits, for the plan year then ended, fairly present the financial condition of such plan for such plan year; (iii) except as disclosed in the annual reports of the plans, no "prohibited transaction" (as defined in Section 406 of ERISA) resulting in material liability of Fairbank or any Subsidiary has occurred with respect to the plans; (iv) no breach of fiduciary responsibility under Part 4 of Title I of ERISA resulting in material liability of Fairbank or any Subsidiary has occurred with respect to the plans;
(v) all contributions required to be made to the plans have been made; (vi) no waiver of the minimum funding standards under ERISA or the Code is in effect or has been applied for with respect to the plans; (vii) as of the latest valuation date, the present value of the assets of all plans listed on the attached
Schedule 3.15 which are subject to Title IV of ERISA (other than "Multiemployer Plans," as defined in Section 3 of ERISA), exceeds the present value of all vested accrued benefits under such plans, based upon actuarial assumptions currently utilized for such plans; (viii) neither Fairbank nor any Subsidiary currently maintains or contributes to a Multiemployer Plan; (ix) each of the plans listed on the attached Schedule 3.15 which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified to the extent required under current law, and Fairbank is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan; and (x) no liability under Title IV of ERISA has been incurred by Fairbank or any Subsidiary that has not been satisfied in full.

      3.16 Contracts and Commitments; No Defaults.

            (a) Set forth in or attached to Schedule 3.16(a) are true and correct copies of the following documents or summary descriptions (lists of agency and date in the case of regulatory reports with respect to which the contents are confidential) of the following information relating to Fairbank and its Subsidiaries:

                  (1) any bank  regulatory  agency reports since January 1, 1994 or other communication relating to such examination of Fairbank or any Subsidiary which have been made available to Fairbank or any Subsidiary;

                  (2) the name of each bank with which Fairbank or any Subsidiary has an account or safekeeping or custodial arrangement or correspondent relationship and the names of all persons who are authorized with respect thereto;

                  (3) all  mortgages,  indentures,  promissory  notes,  deeds of trust, loan or credit agreements or similar instruments under which Fairbank or any Subsidiary is indebted in an amount greater than $100,000 for borrowed money or the price of purchased property, accompanied by copies thereof including all amendments or modifications of any thereof; and

                  (4) any pending application, including any documents or materials relating thereto, which has been filed by Fairbank or any Subsidiary with any bank regulatory authority in order to obtain the approval of such bank regulatory authority for the establishment of a new branch bank or for any other purpose.

            (b) Except as set forth in Schedule 3.16(b), neither Fairbank nor any Subsidiary is a party to or bound by any:

                  (1) contract with or  arrangement  for any Director,  officer, employee, former employee, agent or consultant with respect to employment, salary, bonus, percentage or incentive compensation, pension, deferred compensation or retirement payments, or any profit sharing, stock option, stock purchase or other employee benefit plan or arrangement;

                  (2) collective bargaining or union contract or agreement;

                  (3) contract,  commitment or arrangement  for the borrowing of money or for obtaining a line of credit (except for federal funds purchases);

                  (4) contract or agreement for the future purchase by it of any materials, equipment, services, or supplies, which continues for a period of more than 12 months (including periods covered by any option to renew by either party), or which provides for a price materially in excess of the prevailing market price;

                  (5) contract containing covenants purporting to limit its freedom to compete;

                  (6) contract or commitment for the  acquisition,  construction or refurbishment of any owned real property, branch or significant equipment;

                  (7) contract or  commitment  upon which its total  business is substantially dependent; or

                  (8) agreement or arrangement for the sale of any of Fairbank's stock or significant tangible assets.

            (c) Except as set forth in Schedule 3.16(c), neither Fairbank nor any Subsidiary has committed a default with respect to any material contract, agreement or commitment to which it is a party, and neither Fairbank nor any Subsidiary has received notice of any such default, nor has Fairbank or any Subsidiary knowledge of any facts or circumstances which would reasonably indicate that Fairbank or any Subsidiary will be or may be in such default under any such contract, agreement, arrangement, commitment or other instrument subsequent to the date hereof.

      3.17 Environmental Matters. Except as set forth in Schedule 3.17:

            (a) To the best knowledge and belief of the Board of Directors of Fairbank and Target, Fairbank and its Subsidiaries are in compliance, and have in the last three years been in compliance, with all applicable laws, rules, regulations, standards and requirements adopted or enforced by the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment, except where such noncompliance or violations could not reasonably be expected to have a material adverse effect on Fairbank taken as a whole; and

            (b) There is no suit, claim, action or proceeding pending before any court or governmental entity (and, to the best of Fairbank's knowledge, no basis exists for the assertion or commencement thereof) in which Fairbank or any Subsidiary has been named as a defendant (i) for alleged noncompliance with any environmental law, rule or regulation or (ii) relating to the release into the environment of any Hazardous Material (as hereinafter defined) or oil at or on a site presently or formerly owned, leased, or operated by Fairbank or any Subsidiary or to Fairbank's knowledge, on a site with respect to which Fairbank or any Subsidiary has made a commercial real estate loan and has a mortgage or security interest in, except where such noncompliance or release would not have a material adverse effect on Fairbank taken as a whole. "Hazardous Material" means any pollutant, contaminant, or hazardous substance under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar state law.

      3.18 Fairbank Information. No representation or warranty contained in this Agreement, including the Schedules hereto, and no statement or information contained in any certificate, list or other writing furnished to the Company pursuant to the provisions hereof, including without limitation for inclusion in any regulatory application, filing or report, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to the Merger and which is necessary to make the representations and warranties herein contained not misleading, has been withheld from, or has not been delivered in writing to, the Company.

      3.19 Insurance. Set forth in Schedule 3.19 is an accurate and complete list of all policies of insurance, including the amounts thereof, owned by Fairbank or any Subsidiary or in which Fairbank or any Subsidiary is named as the insured party. All such policies are valid, outstanding and enforceable.

      3.20 Broker's Fees. Neither Fairbank nor any Subsidiary, nor any of their respective officers, Directors or employees has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated herein, except as disclosed in the attached Schedule 3.20.

      3.21 Agreements with Regulatory Agencies. Except as set forth in Schedule 3.21, neither Fairbank nor any Subsidiary is subject to any cease and desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding (each a "Regulatory Agreement") with any regulatory agency or other governmental entity that restricts in any material respect the conduct of its business or that relates to its capital adequacy, its credit policies or its management, nor has Fairbank or any Subsidiary been notified by any regulatory agency or other governmental entity that it is considering issuing or requesting any Regulatory Agreement.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Fairbank as follows:

      4.01 Corporate Organization.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a bank holding company under the BHC Act. The copies of the Certificate of Incorporation and Bylaws of the Company, each certified by its Secretary, which are being delivered to Fairbank herewith, are complete and correct copies of such documents as in effect as of the date of this Agreement.

            (b) The Bank is a state-chartered capital stock trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Bank has all necessary federal, state and local banking authorization to own or lease its properties and assets and to carry on its business as it is being conducted. The accounts of depositors of the Bank are insured by the BIF of the FDIC in accordance with law and with the regulations of the FDIC and all premiums and assessments required in connection therewith have been paid. The copies of the Bank's Certificate of Incorporation and Bylaws, each certified by its Secretary as of the date of this Agreement, which are being delivered to Fairbank herewith, are complete and correct copies in effect as of the date of this Agreement.

      4.02 Capitalization.

            (a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, and no shares of preferred stock. As of the date of this Agreement, there were 2,754,912.280 shares of Company Common Stock issued and outstanding, no shares held in the Company's treasury, and (except as described below) no shares reserved for issuance upon exercise of outstanding stock options. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for 250,000 shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options that have been granted pursuant to the Company's Stock Option Plans and 100,000 shares of Company Common Stock reserved for issuance pursuant to the Company's Dividend Reinvestment Plan, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company capital stock or any security representing the right to purchase or otherwise receive any capital stock of the Company. None of the shares of capital stock of the Company has been issued in violation of the preemptive rights of any person.

            (b) The authorized capital stock of the Bank consists of 2,000,000 shares of common stock, $2.50 par value ("Bank Common Stock"), and no shares of preferred stock. As of the date of this Agreement, there were 700,000 shares of Bank Common Stock issued and outstanding, all of which are held by the Company, and no shares held in the Bank's treasury or reserved for issuance. All issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

      4.03 Authority; No Violation.

            (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Fairbank) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) assuming that the consents and approvals referred to in Section 4.03 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or (y) violate, result in a breach of any provision of, constitute a default under, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

            (c) The Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. Upon the due and valid approval of the Bank Merger Agreement by the Company as the sole shareholder of the Bank, no other corporate proceedings on the part of the Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Target, will be duly and validly executed and delivered by the Bank and will (assuming due authorization, execution and delivery by Target) constitute a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (d) Neither the execution and delivery of the Bank Merger Agreement by the Bank, nor the consummation by the Bank of the transactions contemplated thereby, nor compliance by the Bank with any of the terms or provisions thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of the Bank or (ii) assuming that the consents and approvals referred to in Section 4.03 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Bank or any of its Subsidiaries, or (y) violate, result in a breach of any provision of, constitute a default under, or result in the creation of any material lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Bank is a party, or by which it or any of its properties or assets may be bound or affected.

      4.04 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FRB under the BHC Act and the FRA and approval of such applications and notices, (ii) the filing of applications and notices, as applicable, with the FDIC under the Bank Merger Act and approval of such applications and notices, (iii) the filing of applications with the Commissioner and the Board under Chapter 172, Section 36 and Chapter 167A, Sections 2 and 4 of the M.G.L. and approvals of such applications, (iv) the filing of the Massachusetts Certificate of Merger with the Massachusetts Secretary of State,
(v) filings and approvals required by the Bank Merger Agreement, and (vi) such filings, authorizations or approvals as may be set forth in Schedule 4.04, no consents or approvals of or filings or registrations with any governmental entity or with any third party are necessary in connection with (a) the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, and
(b) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the Bank Merger and the other transactions contemplated thereby. The affirmative vote of the holders of the outstanding shares of Company Common Stock is not required to approve this Agreement or the transactions contemplated hereby.

      4.05 Financial Statements. The Company has previously delivered to Fairbank copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31 for the fiscal years 1994 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1994 and 1995 (the "Financial Statements"). The Financial Statements (including the related notes where applicable) are true and complete and fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of the Financial Statements (including the related notes, where applicable) complies in all material respects with the applicable accounting requirements, and each of the Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only valid transactions.

      4.06 Broker's Fees. Neither the Company nor any Subsidiary, nor any of their respective officers or Directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated herein, except as disclosed in SCHEDULE 4.06.

      4.07 Absence of Certain Changes or Events. Except as set forth in SCHEDULE 4.07, since December 31, 1995

            (a) there has not been any material adverse change in the Company and its Subsidiaries, their businesses or operations taken as a whole;

            (b) there has not been any incurrence by the Company of any liability that has had, or to the knowledge of the Company, could reasonably be expected to have, a material adverse effect on the Company's and its Subsidiaries' ability to consummate the transactions contemplated hereby; and

            (c) there has not been any change in any of the accounting methods or practices of the Company or any of its Subsidiaries other than changes required by applicable law or generally accepted accounting principles.

      4.08 Legal Proceedings. There are no pending or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any Subsidiary of the Company, as to which there is, in the judgment of the Company, a reasonable likelihood of adverse determination and which if adversely determined, would, individually or in the aggregate, as of the date hereof, prevent or materially and adversely affect the Company's ability to consummate the transactions contemplated hereby. Set forth in Schedule 4.08 hereto is a list of any pending or to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental investigation of any nature against the Company or any Subsidiary of the Company which involves a claim of $50,000 or more.

      4.09 Company Information. The information provided in writing by the Company for inclusion in the Proxy Statement (as defined in Section 6.01(a)) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

      4.10 Compliance With Applicable Law. The Company and each of its Subsidiaries holds, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. The Company and its Subsidiaries have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule or regulation of any governmental entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not have a material adverse effect on the Company, and neither the Company nor any of its Subsidiaries has received notice of violation of any material violations of any of the above.

      4.11 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease and desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding (each a "Regulatory Agreement") with any regulatory agency or other governmental entity that restricts in any material respect its ability to consummate the transactions contemplated hereby or that relates in any manner to its capital adequacy, its credit policies or its management, nor has the Company or any of its Subsidiaries been notified by any regulatory agency of other governmental entity that it is considering issuing or requesting any Regulatory Agreement.

      4.12 Regulatory Approvals. The Company is not, as of the date hereof, aware of any reason why the regulatory approvals required to be obtained by it or any of its Subsidiaries to consummate the Merger would not be satisfied within the time frame customary for transactions of the nature contemplated thereby.

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.01 Covenants of Fairbank. During the period from the date of this Agreement to the Effective Time, Fairbank will conduct its business, and will cause each Subsidiary to conduct its business, only in the ordinary course and consistent with prudent business and/or banking practice, will use all reasonable efforts to preserve the properties of Fairbank and its Subsidiaries wherever located, and will comply in all material respects with all laws applicable to Fairbank and its Subsidiaries or to the conduct of their respective businesses, or to the transactions contemplated by this Agreement. Fairbank agrees not to take any action or permit anything to be done that would be contrary to or in breach of the conditions or provisions of this Agreement. Fairbank will use all reasonable efforts to preserve intact the business of Fairbank and its Subsidiaries, to keep available the present services of the employees of Fairbank and its Subsidiaries, and to preserve the goodwill of the customers of Fairbank and its Subsidiaries and others with whom business relationships exist. Fairbank will, from the date hereof until at least through the consummation of the transactions contemplated by this Agreement, keep all insurance policies set forth in SCHEDULE 3.19 in full force and effect. In addition, Fairbank agrees that from the date hereof to the consummation of the Merger, and except as otherwise consented to or approved by a duly authorized officer of the Company in writing, which consent shall not be unreasonably withheld, or as permitted or required by this Agreement, neither Fairbank nor any Subsidiary will:

            (a) enter into or amend any contract or arrangement of the nature required to be set forth in SCHEDULE 3.16;

            (b) change any provision of its Certificate of Incorporation or Bylaws or similar governing documents;

            (c) change the number of issued shares of its capital stock, or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any shares of its capital stock, except as may be necessary to secure its position pursuant to a debt previously contracted;

            (d) make unsecured loans in excess of $15,000 for any individual loan or in excess of $200,000 in the aggregate;

            (e) make any secured loan or loans, other than conforming residential mortgage loans, in an aggregate amount to any one borrower (including members of his/her immediate family or affiliates of such borrower) in excess of $200,000, except for loans sold to investors;

            (f) make any loans to any Director or employee of Fairbank or any Subsidiary, or any member or affiliate of their respective families, except within the limits of binding commitments and lines of credit as in effect on the date of this Agreement;

            (g) other than with respect to residential mortgage loans, renew or otherwise reinstate any loan that has been in default for a period of 60 days or more which, when added to any loans outstanding to the families or affiliates of any maker or surety of the defaulted loans (whether or not such other loans are in default) has a balance outstanding in excess of $100,000, except that Fairbank or any Subsidiary may accept payments for the purpose of bringing loans current, so long as there is no amendment or restructuring of the loans;

            (h) offer rates on deposits more than 0.50% in excess of the average of those offered by similarly chartered institutions in its market area at the time that such rates are to be offered, or offer loan pricing which is materially below its competitors in the local market.

            (i) hire or retain any new employees, consultants or contractors, or increase the compensation of current employees, consultants or contractors, except that Fairbank and its Subsidiaries may hire replacements for current employees who are not officers or managers if such employees cease to be employees of Fairbank or a Subsidiary;

            (j) make any capital expenditures in excess of $10,000;

            (k) enter into any real property lease or any lease of personal property or extend or modify any existing lease of real or personal property;

            (l) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business, which would be material to Fairbank or such Subsidiary;

            (m) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

            (n) change its methods of accounting in effect at December 31, 1995, except as required by changes in GAAP or regulatory accounting principles as concurred to by Fairbank's independent auditors;

            (o) take or cause to be taken any action which would, or may reasonably be expected to, significantly delay or otherwise adversely affect the regulatory approvals required to consummate the Merger;

            (p) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

            (q) other than in the ordinary  course of business  consistent  with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

            (r) file any application to open, relocate or terminate the operations of any banking office;

            (s) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business;

            (t) purchase or sell loans in bulk;

            (u) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclose upon such commercial real estate if such environmental assessment indicates the presence of hazardous material in amounts which, if such foreclosure were to occur, would be reasonably likely to result in a material adverse effect on Fairbank or any Subsidiary, or its business and operations taken as a whole;

            (v) terminate the employment of, or change in any material respect, the duties, obligations, responsibilities, or position of any senior officer of Fairbank or any Subsidiary; or

            (w) agree to do any of the foregoing.

      5.02 Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Fairbank, which shall not be unreasonably withheld, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations and relationships. Without limiting the generality of the foregoing and as otherwise contemplated by this Agreement or consented to in writing by Fairbank, which shall not be unreasonably withheld, the Company shall not, and shall not permit any of its Subsidiaries to:

            (a) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

            (b) change its methods of accounting in effect at December 31, 1995, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by the Company's independent certified public accountants;

            (c) take or cause to be taken any action which would, or may reasonably be expected to, significantly delay or otherwise adversely affect the regulatory approvals required to consummate the Merger; or

            (d) agree to do any of the foregoing.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

      6.01 Regulatory Matters.

            (a) Fairbank shall promptly prepare a proxy statement for the meeting of its shareholders called for the purpose of approving this Agreement (the "Proxy Statement") and Fairbank shall thereafter promptly mail the Proxy Statement to its shareholders.

            (b) The parties hereto shall cooperate with each other and use their best efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

            (c) The Company and Fairbank shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Company, Fairbank or any of their respective Subsidiaries to any governmental entity in connection with the Merger or the Bank Merger and the other transactions contemplated hereby.

            (d) The Company and Fairbank shall promptly furnish each other with copies of written communications received by the Company or Fairbank, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental entity in respect of the transactions contemplated hereby.

      6.02 Access to Information.

            (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Fairbank shall afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records relating to the ownership, operation, obligations and liabilities of Fairbank and its Subsidiaries, including, but not limited to, their respective books of account (including general ledgers), tax records, minute books of Directors' and shareholders' meetings, Certificate of Incorporation, Bylaws, contracts and agreements, public filings with any regulatory authority, plans affecting its employees, and any other business activities or prospects in which the Company may have an interest. During such period, Fairbank shall make available to the Company
      (i) a copy of each report, schedule, and other document filed or received by Fairbank or any Subsidiary during such period pursuant to the requirements of federal or state banking laws and (ii) all other information concerning their respective businesses, properties and personnel as the Company may reasonably request (other than information which Fairbank or any Subsidiary is not permitted to disclose under applicable law). As to information which Fairbank or any Subsidiary is not permitted by law to disclose, Fairbank will, upon request from the Company, use all reasonable efforts to obtain any consent, approval or waiver that may be required for such disclosure.

            (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Fairbank, access, during normal business hours during the period prior to the Effective Time, to such information regarding the Company and its Subsidiaries as shall be reasonably necessary to confirm that the representations and warranties of the Company contained herein are true and correct and that the covenants of the Company contained herein have been performed in all material respects. As to information which the Company or any Subsidiary is not permitted by law to disclose, the Company will, upon request from Fairbank, use all reasonable efforts to obtain any consent, approval or waiver that may be required for such disclosure.

            (c) Neither the Company nor any of its Subsidiaries, nor Fairbank nor Target, shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the customers of such party, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

            (d) Each of the Company, Bank, Fairbank and Target will hold, and shall cause its counsel, independent certified public accountants, appraisers and investment bankers to hold, in confidence any confidential data or information made available to it in connection with this Agreement using the same standard of care to protect such confidential data or information as is used to protect its own confidential information. If the transactions contemplated by this Agreement are not consummated, each of the parties agrees that it shall return or cause to be returned to the party providing such information all written materials and all copies thereof that were supplied to it and that contain any such confidential data or information.

      6.03 Shareholder Approval.

            (a) Fairbank shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable for the purpose of voting upon the approval of this Agreement. Fairbank will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement; provided, however, that nothing contained in this Section 6.03 or elsewhere in this Agreement shall prohibit Fairbank's Board of Directors from failing to make such recommendation or modifying or withdrawing its recommendation, if such Board shall have concluded in good faith with the advice of counsel and in consideration of the requirements of Section 10.02 of this Agreement that such action is required to prevent such Board from breaching its fiduciary duties to the shareholders of Fairbank, and no such action shall constitute a breach of this Agreement.

      (b) The Company, as sole shareholder of the Bank, and Fairbank, as sole shareholder of Target, shall take all steps necessary to duly call, give notice of, convene and hold a meeting of the shareholder(s) of the Bank and Target, respectively, (or take action by written consent) for the purpose of voting upon the approval of the Bank Merger Agreement.

      6.04 Legal Conditions to Merger. Each of the Company and Fairbank shall, and the Company and Fairbank shall cause each of their respective Subsidiaries to, use its best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger, the Bank Merger, and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party which is required to be obtained by Fairbank or the Company or any of their respective Subsidiaries in connection with the Merger and the Bank Merger, and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

      6.05 Fairbank and Target Employees. All employees of Target on the Closing Date shall become employees of Bank at their current salary levels and, except as provided herein, entitled to all rights and privileges of similarly situated employees of Bank. The Closing Date shall be considered the beginning date of employment of such employees by the Bank and such employees shall be subject to the Bank's performance criteria. Such employees shall be entitled to all benefits of employees so newly hired available to the Bank's employees thereafter; provided that the Bank will waive any eligibility period for (i) medical and health insurance and (ii) group life insurance. Other than officers who are parties to change-in-control severance agreements with Fairbank and Target, all officers of Target will have the same title with Bank and will have commensurate responsibilities to their present duties.

      6.06 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, and the Resulting Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Bank Merger, the proper officers and Directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the Company.

      6.07 Disclosure Supplements. From time to time prior to the Effective Time, each party will promptly supplement or amend the Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purposes of determining satisfaction of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by Fairbank or the Company, as the case may be, with the respective covenants set forth in Sections 5.01 and 5.02 hereof.

      6.08 Current Information.

            (a) During the period from the date of this Agreement to the Effective Time, Fairbank will cause one or more of its designated representatives, and any other representative reasonably requested by the Company, to be available, upon the reasonable request of the Company, to confer on a regular basis with representatives of the Company and to report the general status of the ongoing operations of Fairbank and its Subsidiaries. Fairbank and its Subsidiaries will promptly notify the Company of any significant change in the normal course of business of Fairbank and its Subsidiaries, financial or otherwise, or in the operation of their properties, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any significant litigation involving Fairbank or any Subsidiary and will keep the Company reasonably informed of such events and permit the Company access to all significant materials prepared in connection therewith.

            (b) The Company will promptly notify Fairbank of any material change in the normal course of business of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings, or the institution of significant litigation involving the Company or any of its Subsidiaries, and will keep Fairbank reasonably informed of such events.

      6.09 Environmental Assessment. Fairbank agrees, to the extent it is legally permitted, to allow the Company, its agents and representatives, at the Company's expense, to conduct an environmental site assessment of any real property owned (including assets held as other real estate owned) or leased by Fairbank or any Subsidiary, and agrees to cooperate in providing information and other assistance to the Company, its agents and representatives in connection therewith, including, without limitation, providing access and entry onto such real property for the purpose of making appropriate environmental and related inspections. An environmental site assessment may include sampling and intrusive studies if the Company's representative deems them advisable in light of the current standards. Fairbank shall be entitled, as a condition to its obligations hereunder, to be indemnified to its reasonable satisfaction from and against any loss or damage incurred from the conducting of any such site assessment (but not the findings thereof). The Company shall contract for any site assessment desired by it not later than 30 days after the later of the date hereof or, with respect to property acquired after the date hereof, the date Fairbank notified the Company of such acquisition.

      6.10 Public Announcements. Except to the extent required otherwise by the securities laws or any state or federal banking laws, with respect to which Fairbank and the Company may act upon the advice of their respective legal counsel, neither Fairbank, nor the Company or any of its Subsidiaries, shall issue any press release or otherwise make any public statement with respect to this Agreement or any of the transactions contemplated hereby prior to the Effective Time without obtaining the consent to or approval thereof from the other party, which consent or approval shall not be unreasonably withheld.

      6.11 Execution and Authorization of Bank Merger Agreement.

            (a) Not later than 30 days following the date of this Agreement, (i) the Company shall (x) cause the Board of Directors of the Bank to approve the Bank Merger Agreement, (y) cause the Bank to execute and deliver the Bank Merger Agreement, and (z) approve the Bank Merger Agreement as the sole shareholder of the Bank, and (ii) Fairbank shall (x) cause the Board of Directors of Target to approve the Bank Merger Agreement, (y) cause Target to execute and deliver the Bank Merger Agreement, and (z) approve the Bank Merger Agreement as the sole shareholder of Target. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and necessary to carry out the purposes of this Agreement and will terminate upon termination of this Agreement.

            (b) Not later than 30 days following the date of this Agreement, the Company or the Bank shall (i) cause the formation of New Sub to occur,
      (ii) cause the Board of Directors of New Sub to approve the Merger Agreement, (iii) cause New Sub to execute and deliver the Merger Agreement and (iv) approve the Merger Agreement as the sole shareholder of New Sub.

            (c) Notwithstanding the provisions of subsections (a) and (b) above, the Company shall have the option to elect to defer for such period as it deems advisable, or elect to eliminate in its entirety, the Bank Merger Agreement, in which case all references in this Agreement to such document shall be deemed modified as appropriate.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

      7.01 Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

            (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Fairbank Common Stock.

            (b) This Agreement and the Bank Merger Agreement, and the transactions contemplated hereby and thereby shall have been approved by the FRB, the OCC, the Commissioner, the Board, the FDIC, and by any other regulatory authority having appropriate jurisdiction, none of such approvals shall contain any term or condition which would (i) have a material adverse effect on the business, operations, properties, assets or financial condition of any party to this Agreement or the Bank Merger Agreement, or the Surviving Corporation or the Resulting Bank, or (ii) otherwise materially impair the value of any of the foregoing, and all appropriate waiting periods shall have expired.

            (c) Neither the Company nor Fairbank nor any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which prevents or delays the consummation of the Merger or the Bank Merger.

      7.02 Conditions to the Obligations of the Company Under This Agreement. The obligations of the Company under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by the Company:

            (a) Each of the obligations of Fairbank required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Fairbank contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise contemplated by this Agreement), and the Company shall have received a certificate to that effect signed by the Chief Executive Officer and by the Chief Financial Officer of Fairbank.

            (b) All action required to be taken by, or on the part of, Fairbank to authorize the execution, delivery and performance of this Agreement by Fairbank and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Fairbank and Fairbank shareholders and the Company shall have received certified copies of the resolutions evidencing such authorization.

            (c) The Company shall have received certificates as of a day as close as practicable to the date of the Effective Time from appropriate authorities as to the good standing of, and of the payment of franchise taxes, if any, in Massachusetts by Fairbank.

            (d) Any and all permits and approvals of governmental bodies and material consents (including all consents of landlords) and authorizations of other third parties shall have been obtained by Fairbank and the Company which are required with respect to and are necessary in connection with (i) the consummation of the Merger and the other transactions contemplated hereby, (ii) the ownership by the Surviving Corporation of all of the properties and assets of Fairbank, (iii) the conduct by the Surviving Corporation of the business of Fairbank as conducted by Fairbank at the Effective Time, (iv) the consummation of the Bank Merger and the other transactions contemplated by the Bank Merger Agreement, (v) the ownership by the Resulting Bank of all of the properties and assets of Target, or (vi) the conduct by the Resulting Bank of the business of Target as conducted by Target at the Effective Time.

            (e) The Company shall have received an opinion, dated the date of Closing, from counsel to Fairbank, in form and substance reasonably satisfactory to the Company, on the matters set forth on EXHIBIT 7.02(e) hereto.

            (f) The Company shall have received from Shatswell, MacLeod & Co., independent public accountants, a letter dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, on the matters set forth on Exhibit 7.02(f) hereto.

            (g) Neither the Company nor Fairbank shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which would impose limitations on the ability of the Surviving Corporation to exercise full rights of ownership of the assets or business of Fairbank and no action, suit, proceeding or investigation shall be pending or threatened which, in the opinion of counsel to the Company, is reasonably likely to result in any such order, decree or injunction.

            (h) The Company shall have received the results of any environmental site assessment contracted for in accordance with Section 6.09 hereof, and based upon such environmental site assessment, not more than $50,000 shall be needed to be expended to correct any deficiency cited in such assessment and, in the case of property used for Target bank operations, it shall not be necessary to cease using the cited location for a period in excess of 30 days in order to complete such corrections, provided, that, as to any deficiency that can be corrected reasonably promptly and before the Effective Time, Target shall have the option of correcting such deficiency.

            (i) The real property leases to which Fairbank or any Subsidiary is a party shall have remained in full force and effect as of the Effective Time and shall not have been terminated by reason of the consummation of the Merger.

            (j) There shall not be shareholders of Fairbank holding ten percent (10%) or more of the outstanding shares of Fairbank Common Stock that have properly exercised their rights of appraisal pursuant to Chapter 156B of the M.G.L.

      Fairbank and its Subsidiaries will furnish the Company with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.02 as the Company may reasonably request.

      7.03 Conditions to the Obligations of Fairbank Under This Agreement. The obligations of Fairbank under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Fairbank:

            (a) Each of the obligations of the Company required to be performed by it at or prior to the Effective Time performed and complied with and the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise contemplated by this Agreement), and Fairbank shall have received a certificate to that effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

            (b) All action required to be taken by, or on the part of, the Company to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of the Company, and Fairbank shall have received certified copies of the resolutions evidencing such authorization.

            (c) The conditions in Section 7.02(d) shall have been satisfied.

            (d) Fairbank shall have received at the time of execution of this Agreement, and again within five days prior to mailing of the Proxy Statement, in form and substance reasonably satisfactory to Fairbank, an opinion from Bank Analysis Center, Inc., or such other investment banker as may be selected by Fairbank, that the terms of the Merger are fair to Fairbank and its shareholders from a financial point of view.

            (e) Fairbank shall have received an opinion, dated the date of Closing, from counsel to the Company, in form and substance reasonably satisfactory to Fairbank, on the matters set forth on Exhibit 7.03(e) hereof.

      The Company will furnish Fairbank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.03 as Fairbank may reasonably request.

                                  ARTICLE VIII
                                     CLOSING

      8.01 Time and Place.  Subject to the  satisfaction  of the  conditions  of
Article VII hereof, the closing (the "Closing") of the transactions contemplated hereby shall take place at such location as shall be agreed to by the parties, at 9:00 A.M., on the third business day after the date on which all of the conditions contained in Article VII, to the extent not waived, are satisfied; or at such other place, at such other time, or on such other date as the Company and Fairbank may mutually agree upon for the Closing to take place (the "Closing Date"), time being of the essence; and the Company and Fairbank agree to use their reasonable best efforts such that the Closing shall occur on or before September 30, 1996.

      8.02 Deliveries at the Closing. At the Closing, there shall be delivered to the Company and Fairbank the opinions, certificates, and other documents and instruments required to be delivered under Articles VI and VII hereof.

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

      9.01 Termination. Notwithstanding any other provision of this Agreement, this Agreement, and with it the Bank Merger Agreement, may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Fairbank:

            (a) by mutual consent of the Company and Fairbank in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

            (b) by either the Company or Fairbank upon written notice to the other party (i) 45 days after the date on which any request or application for a regulatory approval required to consummate the Merger or the Bank Merger shall have been denied or withdrawn at the request or recommendation of the governmental entity which must grant such requisite regulatory approval, unless within the 45 day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable governmental entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this
      Section 9.01(b) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

            (c) by either the Company or Fairbank if the Merger shall not have been consummated on or before September 30, 1996, time being of the essence, unless the failure of the Closing to occur by such date shall be due to (i) the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein, or (ii) delay in obtaining any necessary governmental approval unless such delay is due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

            (d) by either the Company or Fairbank if the approval of the shareholders of Fairbank required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

            (e) by either the Company or Fairbank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 45 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

            (f) by either the Company or Fairbank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 45 days following receipt by the breaching party of written notice of such breach from the other party hereto;

            (g) by the Company or Fairbank, if it shall have determined that the Merger has become imprudent by reason of the institution, or threat of institution, by any governmental agency of any litigation or proceeding to restrain or prohibit the consummation of the Merger or the Bank Merger; or

            (h) by the Company if, in order to obtain any required permit, consent, approval or authorization of any governmental authority having jurisdiction, the Company or the Resulting Bank will be required to agree to, or will be subjected to, a limitation upon its activities following the Effective Time which the Company reasonably regards as materially adverse.

      9.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Fairbank as provided in Section 9.01, this Agreement, and with it the Bank Merger Agreement, shall forthwith become void and have no further effect except (i) Sections 6.02(d), 9.02, 10.02 and 10.03, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any representation, warranty, or other provision of this Agreement.

      9.03 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Fairbank; provided, however, that after any approval of the transactions contemplated by this Agreement by Fairbank's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Fairbank's shareholders hereunder in any material respect other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein (other than Section 7.01); provided, however, that after any approval of the transactions contemplated by this Agreement by Fairbank's shareholders, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to Fairbank's shareholders hereunder in any material respect other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                    ARTICLE X
                                  MISCELLANEOUS

      10.01 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, attorney, accountant, and investment banker fees and expenses, shall be paid by the party incurring such costs and expenses. The fees of Bank Analysis Center and Day, Berry & Howard in connection with this Agreement and the transactions contemplated hereby shall be paid by Fairbank on or prior to the Closing Date.

      10.02   "Unauthorized    Action;"   Liquidated   Damages   Under   Certain
Circumstances.

            (a) Fairbank shall not solicit, approve or recommend to its shareholders, or undertake or enter into with or without shareholder approval, either as the surviving or disappearing or the acquiring or acquired corporation, any other merger, consolidation, asset acquisition, tender offer or other takeover transaction, or furnish or cause to be furnished any information concerning the business, properties or assets of Fairbank or any Subsidiary to any person or entity, other than the Company, interested in any such transaction (except for Directors and executive officers of Fairbank and such other persons as may be required by law), and Fairbank will not authorize or permit Target or any officer, Director, employee, investment banker or other representative directly or indirectly to, solicit, encourage or support any offer from any person or entity (other than the Company) to acquire substantially all of the assets of Fairbank or Target, to acquire 10% or more of the outstanding stock of Fairbank or Target, to enter into an agreement to merge with Fairbank or Target, or to take any other action that would have substantially the same effect as the foregoing (hereinafter a "Takeover Transaction"), without the written consent of the Company (any such solicitation, approval, undertaking, authorization, permission or other action referred to in this sentence being sometimes referred to as an "unauthorized action").

            (b) If either Fairbank or the Company fails to perform any material covenant or agreement in this Agreement, or if any material representation or warranty by Fairbank or the Company is determined to be materially untrue (the party which fails to perform or which makes the untrue representation or warranty being referred to as a "Breaching Party"), and if at the time of the failure or untrue representation or warranty by the Breaching Party, the other party is not a Breaching Party (the
      "Non-Breaching Party"), and if the Agreement is thereafter terminated prior to the Effective Time, then the Breaching Party shall on demand pay to the Non-Breaching Party as liquidated damages the sum of $500,000.

      10.03 Non-Survival of Representations and Warranties. The respective representations and warranties of the Company and Fairbank contained in this Agreement or in any instrument or certificate delivered pursuant hereto by the Company or Fairbank shall expire on and be terminated and extinguished at the Effective Time; provided, however, that after the Effective Time, any such representation or warranty of the Company or Fairbank shall not be deemed to be terminated or extinguished so as to deprive the Company of any defense at law or in equity which it would otherwise have to any claim against it by any person, firm, corporation or other legal entity.

      10.04 Notification of Certain Matters.

            (a) Fairbank shall give prompt notice to the Company and the Company shall give prompt notice to Fairbank, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of Fairbank or the Company, as the case may be, or of any officer, Director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that no such notifications shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

            (b) Fairbank agrees to notify the Company by telephone within 24 hours of receipt of any inquiry with respect to a proposed merger, consolidation, assets acquisition, tender offer or other takeover transaction with another person or receipt of a request for information from the FRB, the OCC, the FDIC, the Commissioner, the Board, or other governmental authority with respect to a proposed acquisition of Fairbank or Target by another party. Fairbank will promptly communicate to the Company the terms of any such proposal, discussion, negotiation, or inquiry, including the identity of the party making such proposal or inquiry and will immediately provide the Company with a copy of any written documents reflecting the foregoing.

      10.05 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid certified first class mail (return receipt requested) or by recognized overnight delivery service addressed as follows:

                     (a)   If to the Company,  to:
                           Weetamoe Bancorp
                           100 Slade's Ferry Avenue
                           Somerset, MA 02726
                           Attention: Chief Executive Officer

                           Copies to:

                           Law Offices of Peter G. Collias
                           84 North Main Street
                           P.O. Box 2519
                           Fall River, MA 02722-2519

                           and to:

                           McGowan, Engel, Tucker, Garrett & Schultz
                           One International Place
                           Suite 701
                           Boston, MA 02110-2636
                           Attention:  Thomas H. Tucker, Esq.

                     (b)   If to Fairbank, to:

                           Fairbank, Inc.
                           75 Huttleston Avenue
                           Fairhaven, MA 02719
                           Attention:  Chief Executive Officer

                           Copy to:

                           Day, Berry & Howard
                           CityPlace I
                           Hartford, CT 06103
                           Attention:  Robert M. Taylor, III, Esq.

or such other address as shall be furnished in writing by either party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

      10.06 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement. If any provision or part of this Agreement is deemed unenforceable, the unenforceability of the other provisions and parts shall not be affected.

      10.07 Complete Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant thereto, contains the entire agreement and understanding of the parties with respect to its subject matter, other than the Confidentiality Agreement. There are no restrictions, agreements, premises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

      10.08 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

      10.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      10.10 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


      IN WITNESS WHEREOF, the Company and Fairbank have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                        WEETAMOE BANCORP


                                        By  /s/ JAMES D. CAREY
                                        --------------------------------------
                                                James D. Carey
                                                Its Executive Vice President

Attest:



- -----------------------------
Secretary

                                        FAIRBANK, INC.


                                        By  /s/ DAVID J. MCINTIRE
                                        --------------------------------------
                                                David J. McIntire
                                                Its Chairman

Attest:


/s/ EDWARD BERNARDO JR.
- -----------------------------

Secretary


                              AGREEMENT OF NEW SUB


         New Sub, being duly authorized, hereby agrees to the provisions of the above Agreement and Plan of Merger.


Attest:                                  NEW SUB


                                         By
- ------------------------------           -------------------------------------
                                                James D. Carey
Secretary                                       Its Chief Executive Officer



                                                                Schedule 3.01(a)

                        Subsidiaries and Equity Ownership

1. Fairbank, Inc. owns 100% of the outstanding common stock of the National Bank of Fairhaven.



                                                                Schedule 3.03(b)

                         Notes or Agreements of Fairbank

1. Fairbank, Inc. is a party to a Loan Agreement with Fleet National Bank dated November 25, 1994 (as amended). Section 5.2(c) of the Loan Agreement prohibits the merger of Fairbank without the prior written consent of Fleet. Fairbank intends to repay the Loan Agreement on or prior to the Closing Date.



                                                                Schedule 3.03(d)

                          Notes or Agreements of Target

      None.



                                                                   Schedule 3.04

                             Consents and Approvals

      None.



                                                                   Schedule 3.06

                             Undisclosed Liabilities

      None.

                                                                Schedule 3.07(a)

                            Certain Changes or Events

1. On March 27, 1996 the Loan Committee of National Bank of Fairhaven recommended a $35,000 charge off of a loan to James Killoran. It is anticipated that the Board of Directors will act on this recommendation at its next or a subsequent meeting of the Board of Directors.



                                                                Schedule 3.07(b)

                            Certain Changes or Events

1. National Bank of Fairhaven will continue to make quarterly dividends to Fairbank, Inc. to pay the Fleet Loan Agreement referenced in Schedule 3.03(b). On March 28, 1996, a $125,000 dividend was declared for this purpose.

2. National Bank of Fairhaven has entered into an agreement to sell an ATM/night depository currently in storage to Cambridge Savings Bank.



                                                                   Schedule 3.08

                                 Loan Portfolio

1. List of loans in amounts greater than $250,000 dated March 26, 1996 is attached.

2.    Problem Loan Report dated February 29, 1996 is attached.

3.    Non-Accrual Report dated February 29, 1996 is attached.



                                                                   Schedule 3.09

                                   Investments

      None.



                                                                   Schedule 3.10

                               Title To Properties

1. National Bank of Fairhaven has acquired a parcel of Other Real Estate Owned located at 35 Summer Street in Fairhaven. The former use of such property was in noncompliance with local zoning restrictions.



                                                                   Schedule 3.11

                                     Leases

      None.



                                                                   Schedule 3.12

                                Legal Proceedings

1. National Bank of Fairhaven is a defendant in a lawsuit, Alda DosSantos v. N.B. Fairhaven, resulting from an alleged slip and fall injury at the New Bedford branch.

2. In connection with a collection matter involving 639 County Street Assoc., a borrower of the Bank, a claim of unfair business practices under Massachusetts law has been asserted.

3. Fairbank, Inc. may be subject to claims or potential liability resulting from the business and activities of Fairbank Mortgage Co., a former subsidiary that was sold to Centerbank, Waterbury, Connecticut, in December, 1987.

4. Fairbank, Inc. and National Bank of Fairhaven may be subject to claims or potential liability resulting from the termination of employment of Gary
      P. Fealy.



                                                                   Schedule 3.13

                         Compliance with Applicable Law

1.    Section 23A and 23B of the Federal Reserve Act.

2.    Fair lending laws.



                                                                   Schedule 3.15

                        Employee Benefit and Other Plans

1. National Bank of Fairhaven maintains the National Bank of Fairhaven Profit Sharing Plan.



                                                                Schedule 3.16(a)

                            Contracts and Commitments

1.    OCC Reports of Examination dated November 8, 1994 and November 22, 1995.

2. Federal Reserve Board Bank Holding Company Reports dated April 14, 1994 and October 31, 1994.

3.    List of Correspondent Banks attached.

4.    The Fleet Loan Agreement referenced in Schedule 3.03(b).



                                                                Schedule 3.16(b)

                            Contracts and Commitments

1. Fairbank, Inc. and National Bank of Fairhaven are parties to Change-in-Control Severance Agreements dated November 7, 1995 (as amended) with Wayne M. Frost, Edward Bernardo, Jr., Gary P. Fealy, and Fatima Rapoza.



                                                                Schedule 3.16(c)

                     Contracts and Commitments; No Defaults

      None.



                                                                   Schedule 3.17

                              Environmental Matters

      None.



                                                                   Schedule 3.19

                                    Insurance

1.    A list of insurance policies is attached.



                                                                   Schedule 3.20

                                  Broker's Fees

1. The contract between Bank Analysis Center and Fairbank, Inc. dated March 14, 1995 is attached.



                                                                   Schedule 3.21

                       Agreements with Regulatory Agencies

1.    1988 Federal Reserve Board Memorandum of Understanding.

2.    February 1994 Letter Commitment with OCC.



                                                                   Schedule 4.04

                             Consents and Approvals

      None.



                                                                   Schedule 4.06

                                  Broker's Fees

      None.



                                                                   Schedule 4.07

                            Certain Changes or Events

      None.



                                                                   Schedule 4.08

                                Legal Proceedings

      None.



                                                                 Exhibit 7.02(e)

                                 Form of Opinion

      [To be provided.]



                                                                 Exhibit 7.02(f)

                               Accountant's Letter

      [To be provided.]



                                                                 Exhibit 7.03(e)

                                 Form of Opinion

      [To be provided.]